Exhibit 99.4
MEDTRONIC PLC
Offer to Exchange up to 225,361,295 Shares of Common Stock of
MINIMED GROUP, INC.
for Outstanding Ordinary Shares of
MEDTRONIC PLC
Pursuant to the Prospectus dated September 14, 2026

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON OCTOBER 9, 2026, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. SUCH DATE OR, IF THE EXCHANGE OFFER IS EXTENDED, THE DATE UNTIL WHICH THE EXCHANGE OFFER IS EXTENDED, IS REFERRED TO IN THIS DOCUMENT AS THE “EXPIRATION DATE.” MEDTRONIC ORDINARY SHARES VALIDLY TENDERED IN RESPONSE TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

September 14, 2026
To Brokers, Dealers, Commercial Banks, Trust Companies, Custodians and Similar Institutions:
In connection with the transactions described in the prospectus dated September 14, 2026 (the “Prospectus”), Medtronic plc, an Irish public limited company (“Medtronic”), is offering (the “Exchange Offer”), upon the terms and subject to the conditions set forth in the Prospectus, together with any amendments or supplements thereto, and the accompanying Letter of Transmittal and Instruction Booklet to exchange up to an aggregate of 225,361,295 newly issued shares of common stock, par value $0.01 per share (“MiniMed Common Stock”), of MiniMed Group, Inc., a Delaware corporation (“MiniMed”), for outstanding ordinary shares, par value $0.0001 per share (“Medtronic Ordinary Shares”), of Medtronic that are validly tendered and not validly withdrawn.
We are asking you to furnish copies of the enclosed materials to your clients for whom you hold Medtronic Ordinary Shares, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.
The Exchange Offer materials are being distributed in the European Economic Area (“EEA”) solely to such persons who are “qualified investors” within the meaning of Article 2(e) of the Prospectus Regulation (“Qualified Investors”). Accordingly, if any of your clients for whom you hold Medtronic Ordinary Shares are resident in the EEA, you should only furnish copies of the enclosed materials to such client if those clients are “qualified investors.” No broker, dealer, commercial bank, trust company, custodian or similar institution shall be deemed to be the agent of Medtronic, MiniMed, any of the dealer managers, the exchange agent or the information agent for purposes of the Exchange Offer.
Participants in the 2024 Medtronic plc Employee Share Purchase Plan (the “Medtronic ESPP”) should follow the special instructions that are being sent to them by or on behalf of the applicable plan administrator. Medtronic ESPP participants may not use the Letter of Transmittal to direct the tender of Medtronic Ordinary Shares held in the Medtronic ESPP, but must use the separate instructions and procedures provided to them by or on behalf of the applicable plan administrator. Such Medtronic ESPP participants must direct the applicable plan administrator to tender all, some or none of the Medtronic Ordinary Shares purchased during offering periods under the Medtronic ESPP that have satisfied the required one-year holding period, subject to the limitations set forth in any special instructions provided to them. To allow sufficient time for the tender of shares by the applicable plan administrator, tendering Medtronic ESPP participants must provide the plan administrator with the requisite instructions by the deadline specified in the special instructions provided to them, unless the Exchange Offer is extended. If the Exchange Offer is extended, and if administratively feasible, the deadline for receipt of the Medtronic ESPP participants’ direction may also be extended.

MEDTRONIC’S OBLIGATION TO EXCHANGE SHARES OF MINIMED COMMON STOCK FOR MEDTRONIC ORDINARY SHARES IS SUBJECT TO CERTAIN CONDITIONS, AS DESCRIBED IN THE PROSPECTUS, WHICH YOU SHOULD READ CAREFULLY AND IN ITS ENTIRETY.
For your information and for forwarding to your clients for whom you hold Medtronic Ordinary Shares, registered in your name or in the name of your nominee, we are enclosing the following documents:
1.the Prospectus dated September 14, 2026;
2.a form of Letter of Transmittal for tendering Medtronic Ordinary Shares and an Instruction Booklet to the Letter of Transmittal for your use in accepting the Exchange Offer and tendering Medtronic Ordinary Shares;
3.the Internal Revenue Service Form W-9 for U.S. Taxpayers, enclosed with the Letter of Transmittal;
4.a form of Notice of Guaranteed Delivery, to be used to participate in the Exchange Offer if Medtronic Ordinary Shares and other required documents cannot be delivered to the exchange agent by 12:00 midnight, New York City time, at the end of the day on the expiration date of the Exchange Offer;
5.a form of Letter to Clients, which may be sent to your clients for whose accounts you hold Medtronic Ordinary Shares registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the Exchange Offer; and
6.a form of Notice of Withdrawal for use in withdrawing Medtronic Ordinary Shares previously tendered in response to the Exchange Offer.
YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON OCTOBER 9, 2026, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.
Medtronic Ordinary Shares tendered in response to the Exchange Offer may be withdrawn at any time prior to the expiration of the Exchange Offer and, unless Medtronic has previously accepted them pursuant to the Exchange Offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the Exchange Offer. Once Medtronic accepts Medtronic Ordinary Shares validly tendered in response to the Exchange Offer, the tender is irrevocable.
Medtronic will not pay any fees or commission to any broker, dealer or other person (other than to the dealer managers, information agent or the exchange agent) for soliciting tenders of Medtronic Ordinary Shares pursuant to the terms of the Exchange Offer. Medtronic will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies, custodians and similar institutions, for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.
The exchange of Medtronic Ordinary Shares that are validly tendered and accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the exchange agent of: (a)(i) share certificates representing all validly tendered Medtronic Ordinary Shares (other than Medtronic Ordinary Shares held in uncertificated form registered directly in Medtronic’s share register (“Direct Registration Shares”)), in proper form for tendering, or (ii) with respect to Direct Registration Shares or shares delivered by book-entry tender through The Depository Trust Company (“DTC”), confirmation of a book-entry tender of those Medtronic Ordinary Shares into the exchange agent’s account at DTC, in each case pursuant to the procedures set forth in the Prospectus in the section entitled “The Exchange Offer — Procedures for Tendering,” (b) a Letter of Transmittal for Medtronic Ordinary Shares, properly completed and duly executed (including any signature guarantees that may be required), or, in the case of shares delivered by book-entry tender through DTC, an agent’s message and (c) any other required documents.
Additional copies of the enclosed materials may be obtained by contacting the information agent, D.F. King & Co., Inc., at (877) 361-7972 (toll-free for shareholders) or (646) 845-0146 (banks, brokers, and all others outside the United States). You may also contact the information agent for assistance with any questions you may have about the Exchange Offer.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MEDTRONIC, MINIMED, ANY OF THE DEALER MANAGERS, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.